EXHIBIT 99.1

Train Travel Holdings Inc. to Complete the Acquisition of Turnkey Home Buyers USA Inc. in the First Week of July 2015

FT. LAUDERDALE, FL-- Train Travel Holdings Inc. (OTCQB: TTHX) (TTH) announced, this week, the signing of a definitive agreement to acquire Turnkey Home Buyers USA Inc. (Turnkey).  Train Travel Holdings Inc. has two divisions; a railroad holdings division, and a commercial and residential real estate development division.  The acquisition of Turnkey Home Buyers USA establishes operations in the company’s commercial and residential real estate division. This acquisition should close during the first week of July 2015.

Turnkey, which was founded in September 2014 by TBG Holdings and Robert and Joseph Blair, offers clients a full suite of services for residential and commercial real estate transactions. As part of the acquisition, the company will acquire Turnkey’s subsidiary, a real estate brokerage firm, to handle the sales transactions. Turnkey generates revenue in three primary ways: coaching and mentoring real estate investors to improve their returns, leasing and sales of quality turnkey rental properties, and brokerage of residential and commercial transactions.

In September 2014 Turnkey acquired the intellectual properties of Robert Blair Real Estate, which included videos, instructional books, and an established real estate investor education program. In the last two Quarters, Turnkey has acquired a real estate rental portfolio with over 20% equity and generating a double-digit cash-on-cash annual return on investment. Prior to September 2014, Turnkey’s current management team had been mentoring real estate investors for over 20 years, generating millions of dollars in educational revenue, while providing quality wholesale properties for sale or rent.

Turnkey Home Buyers USA Inc. will be run as a subsidiary of Train Travel Holdings Inc. and is planning to execute aggressive marketing campaigns and live seminars that will drive traffic to both the education and coaching programs, as well as the wholesale turnkey properties the company offers to its clients.

“Turnkey has constructed a strong foundation to support the accelerated growth that will be afforded by the public company,” Steve Tacher, President of Turnkey Home Buyers USA Inc.  “Our team’s long-standing success in generating revenue through real estate education, coaching and property development will be accelerated through the potential resources we will gain as a public company.  Our student investors, as well as the professional teams, are prepared to take full advantage of the unique opportunities afforded by the current real estate markets.”

“Since we started Turnkey with Robert and Joseph Blair, we have worked together to build a strong foundation for this company’s growth,” said Neil Swartz, CEO of TBG Holdings, a principal shareholder of Turnkey Home Buyers USA Inc. and Train Travel Holdings, Inc., and CEO of Train Travel Holdings Inc. “With a strong management team in place, a licensed brokerage firm, a portfolio of revenue-generating rental homes, and an education and coaching program ready to begin a marketing campaign, the company is now prepared for the next stage of growth.”

Train Travel Holdings Inc. will have two operating divisions: 1) the new Turnkey Home Buyers real estate operations and 2) the Train Travel railroad operation, which is looking for acquisitions in the excursion railroad industry.

ABOUT Train Travel Holdings: Train Travel Holdings Inc., (OTCQB: TTHX) was established to own and operate entertainment trains and related real estate assets.  Through a series of targeted acquisitions and organic growth, Train Travel Holdings Inc. plans to grow shareholder value. The Company's goal is to increase the value of the company holdings through development of owned assets and new acquisitions.

About Turnkey Home Buyers USA

Turnkey Home Buyers USA builds portfolios of revenue generating rental homes that bring current income and equity, plus future growth. The objective of the Company’s Single Family Home Rental division is to acquire, renovate, lease and manage single-family homes in select markets in the United States, as well-maintained investment properties, to generate attractive risk-adjusted returns over the long term for the Company’s shareholders. Turnkey has also established a wholly-owned subsidiary that is an educational company offering seminars and educational resources to novice and intermediate real estate clients who want to strengthen their performance in the marketplace. Turnkey specializes in providing clients with wholesale off-market properties along with a proven team of fulfillment partners. Their time-tested 20-plus years of experience in providing clients with a turnkey program has significantly helped their clients build successful real estate investing careers.   For more information, visit www.turnkeyhomebuyer.com

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, and various other factors beyond the Company's control.

Investor Relations:

Jayson Marte,

2929 Commercial Blvd, PHD,

Ft Lauderdale, FL 33308

954-440-4678